Exhibit 10.2

Exclusive Distributor Cooperation Agreement

Party A: FUJIAN HAPPINESS BIO-TECH CO., LTD

Party B:

Based on the principle of mutual promotion, mutual benefit and development, both parties agree to set up ’ The Exclusive Distributor Store’ in --- city, this agreements is hereby reached for mutual compliance and implementation.

1. Main: Party A and Party B jointly establish an exclusive store in ----- city

All merchandized products are of “XFL” series, varieties and prices of products are determined separately and outsourcing products must be determined by mutual consent.

2. Period: year/month/day --- year/month/day, A renew could be reached 60 days before the expiration of the agreement.

3. Duties and Rights:

For Party A:

(1). Party A shall provide products that meet the requirements of national food safety.

(2). Party A has the right to formulate and adjust market development, product sales, price system and other business rules and regulations in accordance with its own development strategy, and requires Party B to comply with them. Party A shall notify Party B in writing (including electronic mail) in a timely manner.

(3). Party A requires Party B to acquire relevant business license and certificates, before commencing its operation. If Party B’s business license is revoked due to its own irregularities, within the term of this agreement, Party A has the right to terminate this agreement.

(4). Party A shall supervise and monitor the operation of Party B during the agreement period, any violation to relevant regulations will lead to certain penalties, such as warning, notification of penalties, or even termination this agreement, while Party B shall not claim any loss from Party A.

(5). Party A is responsible for business training and management guidance for the operation of exclusive stores, providing promotion materials and information.

For Party B:

(1). Party B is responsible for all opening business procedures such as business licenses as required.

(2). Party B shall promote and enhance Party A’s corporate image and brand reputation.

(3). Party B Party B shall not merchandize out of agreed ranges, or sell cross regions. Party B shall not merchandize any products other than those agreed. Any violation may lead to compensation and termination of the contract.

(4). Party B shall interpret the information unbiased provided by Party A, to ensure the accuracy of all kinds of products information without exaggeration or misleading, to avoid any compromise to the brand or company image.

4. Other Terms:

(1). After the termination (or termination) of this agreement, Party B shall not continue to use the exclusive intellectual property of Party A in any name or manner, such as its name, trademark, logo, etc., for business activities.

(2). Supplementary terms shall be concluded by further discussion by both parties, and are valid equally.

(3). Disputes shall be settled by discussions of both parties firstly; and contract is governed by the local court for litigation jurisdiction.

(4). Two copies shall be applied for each party to keep one version, effective after signature and official seal.

Party A:	Party B:
Date of signing:	Date of signing: